Exhibit 99.01

999 Waterside Drive, Suite 800 Norfolk, VA 23510 757-222-9500 (Phone) 757-222-9502 (Fax)

NEWS RELEASE

From: Amy Cobb, Manager of Corporate Communications	April 2, 2004
(757) 222-9514	For Immediate Release

Royster-Clark Posts Record Sales and Earnings

New York, NY, April 2, 2004 — Royster-Clark Inc. has released its financial statements for the year ended December 31, 2003. Revenues and operating earnings for both the fourth quarter and for the full year reached record levels. Net sales for the fourth quarter totaled $161.5 million compared with the previous record high of $144.2 million set last year. Operating losses of $3.6 million for the fourth quarter compare very favorably with $6.9 million loss in 2002, $10.9 million in 2001 and $11.5 million in 2000. Based on this strong fourth quarter performance, the company also reached record levels of revenue and operating income for the full year in spite of the problems caused by natural gas prices, widespread wet spring weather and Hurricane Isabel in the fall. Net sales of $959.9 million represented an increase of $61.8 million (6.9%) over last year and set a new record high. Operating income of $23.6 million increased $3.4 million (16.9%) compared to 2002 and also represented a new best ever annual figure for the company. Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) of $51.4 million increased of $1.6 million compared to $49.8 million recorded in 2002. (A reconciliation of these EBITDA figures with generally accepted accounting principles is set forth below.)

As previously announced, during December 2003 the company formally closed on a new credit facility provided by a consortium of lenders. The new facility increases the available credit line from $205 million to $225 million and will continue in place until December 2006.

In a prepared statement, Chairman and Chief Executive Officer, Francis P. Jenkins, Jr., offered the following comments concerning the company’s performance in 2003 and the outlook for 2004.

“Royster-Clark had a successful year in spite of several challenges. The incredible spike in gas prices that hit in February severely disrupted production and profitability of our nitrogen plant at East Dubuque. Yet by the fourth quarter the results were much more positive. For our Farmarkets, the spring season started very well with one of the best Aprils that we have ever had. However, the weather stopped cooperating and the months of May and June were severely impacted by excessive rain. July showed some strength and just when it looked like the momentum was building for the fall, along came Hurricane Isabel in September. We started the fourth quarter looking for improvements and we were not disappointed. The combination of strong demand and continued expense discipline allowed us to put together the best fourth quarter we have ever had.

“Looking ahead to 2004, we could not be more optimistic. The fundamental driver of this industry is the price our customers – the growers – get for their crops. Current price levels for farm commodities provide strong incentives for farmers to plant more acres and to invest in the inputs that we provide. In addition, the current farm legislation, the financial strength of our customers and the relative weakness of the U.S. dollar all reinforce the tendency toward a better demand environment. Furthermore, the worldwide stock to use ratio for grain is now at a thirty-year low in spite of several years of bountiful harvests. We believe that this signals not just one good year, but a new multi-year period of much stronger customer demand for our products. With suitable weather, we are expecting an outstanding year in 2004 and in the years that follow.”

— End of Prepared Statement —

Highlights of the Company’s summary of operations and balance sheet are shown below.

ROYSTER-CLARK, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

Years ended December 31, 2003 and 2002

(Dollars in thousands)

	2003	2002
Net sales	$959,863	898,089
Cost of sales	777,742	716,497

Gross profit	182,121	181,592

Selling, general and administrative expenses	157,130	160,206
Loss on disposal of property, plant and equipment, net	1,406	1,219

Operating income	23,585	20,167

Interest expense	(29,479)	(29,303)
Gain on sale of natural gas contracts	—	1,893

Loss before income taxes	(5,894)	(7,243)

Income tax expense (benefit) -a)	15,444	(2,643)

Net loss	$(21,338)	(4,600)

EBITDA Reconciliation to GAAP Measures

Net Loss	(21,338)	(4,600)
Add back

Income tax expense (benefit) -a)	15,444	(2,643)
Interest expense	29,479	29,303
Depreciation and amortization	27,852	27,749

EBITDA	51,437	49,809

(a-	Income tax expense in 2003 consists principally of non-cash charges required by GAAP to provide a valuation allowance for net deferred tax assets. There have been no extraordinary changes in the Company’s tax status or liabilities.

ROYSTER-CLARK, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2003 and 2002

(Dollars in thousands)

	2003	2002
Assets
Current assets:
Cash	$886	982
Trade accounts receivable, net of allowance for doubtful accounts of $5,938 and $6,118 at December 31, 2003 and 2002, respectively	85,304	96,177
Other receivables	19,983	36,653
Inventories	259,957	252,435
Prepaid expenses and other current assets	2,876	2,326
Deferred income taxes	—	9,206

Total current assets	369,006	397,779

Property, plant and equipment, net	165,685	182,267
Goodwill, net of accumulated amortization of $3,395 at December 31, 2003 and 2002	16,540	16,540
Deferred income taxes	—	7,373
Deferred financing costs, net of accumulated amortization of $9,018 and $7,542 at December 31, 2003 and 2002, respectively	9,904	8,400
Other assets, net	4,783	5,653

	$565,918	618,012

Liabilities and Stockholder’s Equity
Current liabilities:
Note payable	$—	21,740
Customer deposits	65,004	57,200
Accounts payable	69,461	82,303
Accrued expenses and other current liabilities	25,234	27,707

Total current liabilities	159,699	188,950

Senior Secured Credit Facility	142,979	143,121
10 1/4% First Mortgage Notes due 2009	200,000	200,000
Other long-term liabilities	8,548	9,664

Total liabilities	511,226	541,735

Stockholder’s equity
Common stock, no par value. Authorized 350,000 shares; issued and outstanding at December 31, 2003 and 2002, 1 share	—	—
Additional paid-in capital	88,599	88,599
Accumulated deficit	(33,158)	(11,678)
Accumulated other comprehensive loss	(749)	(644)

Total stockholder’s equity	54,692	76,277

	$565,918	618,012

For more information about the company and its products see our recently filed Annual Report on Form 10-K by visiting www.sec.gov/edgar/searchedgar/webusers.htm or visit our web sites at www.roysterclark.com, www.vigoroseeds.com and www.rainbowplantfood.com.

This news release contains forward-looking statements that are subject to risks and uncertainties. These statements are based on current expectations; actual results may differ materially. Among the factors that could cause actual results to differ materially are general business and economic conditions; weather conditions; constraints in the availability of products and materials required to conduct the company’s business; transportation constraints; market acceptance of the company’s products, including the failure of products to generate anticipated sales levels; and, difficulties or delays in receiving required governmental or regulatory approvals.

For more information, contact Paul Murphy, 757-222-9513.

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